Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS FIRST QUARTER OPERATING RESULTS

OVERLAND PARK, Kansas (May 10, 2011) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2011.  An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 11, 2011 (see details below).

For the three months ended March 31, 2011, the Company’s revenue declined 25% to approximately $4.7 million, compared with revenue of approximately $6.3 million in the first quarter of 2010.  The decrease in revenue was primarily due to a challenging U.S. economy that negatively impacted state, county and municipal law enforcement budgets. The average order size decreased from approximately $5,800 in the first quarter of 2010 to $3,500 in the first quarter of 2011, and the Company shipped only two individual orders in excess of $100,000 each during the most recent quarter (vs. five individual orders  in excess of $100,000 in the prior-year quarter).  Domestic sales declined 31% in the first quarter of 2011 to approximately $4.3 million, compared with approximately $6.2 million in the three months ended March 31, 2010.  International sales increased 508% to $448,672, versus $73,790 in the first quarter of 2010.

The Company encountered supply issues with regard to its wireless transfer module (“WTM”) upgrade feature that is provided as a complete unit by one of its vendors in the first quarter of 2011.  Customers have increasingly ordered this feature because it allows them to implement greater efficiencies in the evidence storage and archiving process.  In addition, there was a widespread component failure within the WTM that required the recall and replacement of the entire installed base of WTM-enabled video systems during the quarter.  The Company believes these issues contributed to an increase in sales backlog at March 31, 2011 and a delay in orders while customers developed confidence that the new WTM solution worked properly.  The Company is seeking alternative suppliers to meet the increased demand for the WTM feature and may produce its own WTM in order to ensure that quality standards are met and adequate supplies are available to customers.

Gross profits declined 43% to $1,976,773 in the most recent quarter, compared with $3,441,826 in the year-earlier quarter.  Gross profit margins, which decreased to 41.8% of revenue, versus 54.5% in the first quarter of 2010, were negatively influenced by the impact of lower sales upon the absorption rate of fixed manufacturing overhead components and costs associated with providing new and existing customers with new WTM upgrades that were significantly more expensive than the Company’s previous solution.  The Company’s goal is to expand gross profit margins to 60% as 2011 progresses, and in future years, through reductions in conversion costs (engineering changes and rework), improving manufacturing efficiencies related to new products, the outsourcing of certain subcomponents to lower-cost contract manufacturers, quantity purchasing discounts and more efficient purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased 24% to $3,107,442 (65.7% of revenue) in the three months ended March 31, 2011, versus $4,072,241 (64.5% of revenue) in the three months ended March 31, 2010.  The overall decline in SG&A expenses reflects the success of the Company’s cost containment initiative that was previously announced.  The decline was partially offset by approximately $450,000 of non-recurring costs related to the severance of former employees and the realignment of the Company’s independent domestic and international sales organizations.

Research and Development (“R&D”) expenses decreased 23% to $708,769 (vs. $915,264), primarily due to the initial success of cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products.  Sales commission expense declined 28% to $409,823, compared with $572,247, which was consistent with the Company’s 25% sales decline relative to the prior-year period.  Promotional and advertising expenses declined 50% to $60,857 in the most recent quarter, versus $120,983 a year earlier, reflecting a reduction in trade show participation and other cost containment initiatives. Stock-based compensation expense decreased 58% to $227,788 (vs. $541,481) due to longer amortization periods related to January 2011 stock option grants and the vesting of restricted stock grants issued in January 2010. Professional fees and expenses decreased 32% to $190,162 in the first quarter of 2011, compared with $281,297 in the prior-year quarter as the Company resolved certain litigation during 2010.  Executive, sales and administrative staff payroll expenses declined 10% to $870,201 in the quarter ended March 31, 2011, versus $961,056 in the three months ended March 31, 2010, primarily due to headcount reductions and cuts in the base salaries of the Company’s officers of at least 30%, effective January 30, 2011, partially offset by higher employee severance costs.  Other SG&A expenses decreased 6% to $639,842, versus $679,913 in the first quarter of 2010, primarily due to cost containment measures, including reductions in the cost of information technology, telephone and internet services related to the negotiation of better contracts or changes in service providers.

The Company reported a 2010 first quarter operating loss of ($1,130,669), compared with an operating loss of ($630,415) in the three months ended March 31, 2010.

Interest income decreased to $4,005 and the Company incurred $20,625 of interest expense on borrowings under its line of credit in the first quarter of 2011.  Interest income totaled $9,248 and there were no borrowings under the line of credit in the year-earlier period.

A pretax loss of ($1,147,289) was recorded in the quarter ended March 31, 2011, versus a pretax loss of ($621,167) in the quarter ended March 31, 2010.  The Company recorded a net loss of ($1,147,289) in the most recent quarter, compared with a net loss of ($356,167) in the first quarter of 2010.  No income tax provision or benefit was recorded during the first quarter of 2011, whereas the Company recorded an income tax benefit of $265,000 in the first quarter of 2010. The Company did not record an income tax benefit relative to its pretax loss in the first quarter of 2011 because it continues to provide a full valuation allowance on deferred tax assets, including net operating loss carryforwards.

 The Company reported a net loss of ($0.07) per share in the three months ended March 31, 2010, compared with a net loss of ($0.02) per share in year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($712,236), or ($0.04) per share, in the quarter ended March 31, 2011, versus adjusted net income of $128,825, or $0.01 per diluted share, in the quarter ended March 31, 2010.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

“We continue to battle significant headwinds due to the negative impact of a sluggish U.S. economy upon state, county and municipal tax revenues, which are the primary source of funding for our law enforcement agency customers,” noted Stanton E. Ross, the Company’s Chief Executive Officer.  “This was exacerbated by issues associated with the recall of our wireless transfer modules during the first quarter of 2011, as we believe some customers postponed new orders for in-car video systems pending resolution of the WTM problem.  Despite these difficulties, we were able to reduce our first quarter 2011 operating loss by 23%, when compared with the net loss reported for the fourth quarter of 2010, through the implementation of cost reduction and containment initiatives that resulted in a 24% decrease in SG&A expenses.”

“The Company received and shipped a reorder for DVM-750 systems valued at more than $350,000 from a governmental agency in Mexico during the first quarter of 2011,” continued Ross.  “We are hopeful this order indicates that our international business is improving, as we are bidding on contracts in a number of countries around the world.  We believe that our ability to provide DVM-750 systems with a variety of language packs, including English, Spanish, Turkish and Arabic -- with other language packs to become available later this year – provides us with a competitive advantage in the pursuit of future international sales.”

“We have introduced a number of new products during the past few quarters, and revenue derived from these new products should increase as they gain traction in the marketplace during the balance of 2011.  We have been particularly pleased with the response from domestic law enforcement agencies to the introduction of our Laser Ally LIDAR speed detection system, as evidenced by a recent order for 32 units from the Wichita, Kansas Police Department.  When combined with the market’s enthusiastic reception of the DVM-250 Digital Video Event Recorder, our first product designed for non-law-enforcement customers, we remain optimistic that our domestic sales should reach or exceed our $24 million target for the year ending December 31, 2011.  Given the potential for additional international orders, our new products, our expectation of further benefits from cost containment initiatives, and more predictable costs associated with an increase in contract manufacturing, we continue to expect that 2011 will be a ‘turnaround’ year for our Company.”

On March 2, 2011, the Company amended its existing credit facility with its current bank, under which the maximum available borrowings was reduced to $1.7 million.  As of March 31, 2011, borrowings outstanding under the facility totaled approximately $1.5 million.  After consideration of outstanding letters of credit, the Company has limited or no ability to make future borrowings under the facility.  While the Company will attempt to retire a portion of the facility through reduction of inventory and cash flow from operations prior to the maturity of the facility, there can be no assurance that it will be able to do so.  Accordingly, the Company believes that it is unlikely that it will be able to retire the existing borrowings at maturity on June 14, 2011 without having a replacement facility in place.

The Company is in discussions with various financial institutions and third parties, with the goal of obtaining a replacement credit facility; however, it has no formal commitment regarding any of these alternatives at present.  It will be difficult to replace the existing line of credit facility given the Company’s recent operating losses and the current banking environment.  Any new credit facility, if obtained, may not be on terms favorable to the Company.

The Company had $309,638 of cash and cash equivalent balances and net positive working capital approximating $9.4 million, including accounts receivable balances of $4.7 million, as of March 31, 2011.  Inventory was reduced by 16% during the first quarter of 2011 and represented $8.5 million of net working capital and at March 31, 2011.  The Company expects that additional inventory will be converted to cash as customer orders are received and shipments occur during the balance of 2011.  This should provide additional cash flow to support operations.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to Accounting Standards Codification (ASC) 718.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EDT) tomorrow, May 11, 2011, to discuss its first quarter operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on May 11, 2011.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=79228.  A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on Tuesday, July 12, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 450675.

The call will also be archived on the Internet through July 12, 2011, at www.videonewswire.com/event.asp?id=79228 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to increase revenues, regain profitability and generate positive cash flow in 2011 in the current economic environment; whether the Company will be able to replace its current credit facility when it matures in June 2011 or repay borrowings under the facility through cash flow; the Company’s potential failure to extend, retire or replace the credit facility when due, which would have a material adverse effect on its business operations, financial condition and prospects, including its ability to continue operating as a going concern; the risk that any new credit facility, if obtained, will include terms and conditions not favorable to the Company; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to achieve improved production and other efficiencies to improve its gross and operating margins as targeted; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU, Thermal Ally, Laser Ally and DVM-250 Video Event Recorder; whether the initial interest in its new products will translate into future sales; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three months ended March 31, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$309,638	$623,475
Accounts receivable-trade, less allowance for doubtful accounts of $110,000 - 2011 and $110,000 – 2010	4,349,906	4,779,553
Accounts receivable-other	346,746	345,711
Inventories	8,506,071	10,088,285
Prepaid expenses	255,758	341,584

Total current assets	13,768,119	16,178,608

Furniture, fixtures and equipment	3,988,948	3,352,372
Less accumulated depreciation and amortization	2,532,869	2,307,244

	1,456,079	1,045,128

Intangible assets, net	278,090	293,577
Other assets	98,925	91,133

Total assets	$15,601,213	$17,608,446

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,936,592	$3,157,033
Line of credit	1,500,000	1,500,000
Accrued expenses	871,702	728,479
Income taxes payable	15,875	25,625
Customer deposits	1,878	2,642

Total current liabilities	4,326,047	5,413,779

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,657,218 – 2011 and 16,652,218 – 2010	16,657	16,652
Additional paid in capital	21,877,350	21,649,567
Treasury stock, at cost (shares: 508,145 – 2011 and 508,145 - 2010)	(2,157,226)	(2,157,226)
Accumulated deficit	(8,461,615)	(7,314,326)

Total stockholders’ equity	11,275,166	12,194,667

Total liabilities and stockholders’ equity	$15,601,213	$17,608,446

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2011 FILED WITH THE SEC)

 DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED
MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010

Product revenue	$4,570,574	$6,149,232
Other revenue	159,119	160,655

Total revenue	4,729,693	6,309,887
Cost of revenue	2,752,920	2,868,061

Gross profit	1,976,773	3,441,826

Selling, general and administrative expenses:
Research and development expense	708,769	915,264
Selling, advertising and promotional expense	470,680	693,230
Stock-based compensation expense	227,788	541,481
General and administrative expense	1,700,205	1,922,266

Total selling, general and administrative expenses	3,107,442	4,072,241

Operating loss	(1,130,669)	(630,415)

Interest income	4,005	9,248
Interest expense	(20,625)	—

Loss before income tax benefit	(1,147,289)	(621,167)
Income tax benefit	—	265,000

Net loss	$(1,147,289)	$(356,167)

Net loss per share information:
Basic	$(0.07)	$(0.02)
Diluted	$(0.07)	$(0.02)

Weighted average shares outstanding:
Basic	16,149,079	16,303,317
Diluted	16,149,079	16,303,317

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE MONTHS ENDED
MARCH 31, 2011 AND 2010
(unaudited)

	Three Months Ended March 31,
	2011	2010

Net income (loss)	$(1,147,289)	$(356,167)
Non-GAAP adjustments:
Income tax benefit	—	(265,000)
Stock-based compensation	227,788	541,481
Depreciation and amortization	207,265	208,511

Total Non-GAAP adjustments	435,053	484,992

Non-GAAP adjusted net income (loss)	$(712,236)	$128,825

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Weighted average shares outstanding:
Basic	16,149,079	16,303,317
Diluted	16,149,079	16,303,317

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(1,147,289)	$(356,167)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	207,265	208,511
Stock based compensation	227,788	541,481
Provision for inventory obsolescence	152,283	(26,046)
Deferred tax (benefit)	—	(330,000)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	429,647	1,292,705
Accounts receivable - other	(1,035)	69,117
Inventories	919,000	(624,771)
Prepaid expenses	85,826	(89,325)
Other assets	(7,792)	15,983
Increase (decrease) in:
Accounts payable	(1,220,441)	161,059
Accrued expenses	143,223	(214,905)
Income taxes payable	(9,750)	14,326
Customer deposits	(764)	(36,544)

Net cash (used in) provided by operating activities	(222,039)	625,424

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(89,368)	(49,057)
Additions to intangible assets	(2,430)	(5,800)

Net cash used in investing activities	(91,798)	(54,857)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	—	45,301
Excess in tax benefits related to stock-based compensation	—	35,000

Net cash provided by (used in) financing activities	—	80,301

Net increase (decrease) in cash and cash equivalents	(313,837)	650,868
Cash and cash equivalents, beginning of period	623,475	183,150

Cash and cash equivalents, end of period	$309,638	$834,018

Supplemental disclosures of cash flow information:
Cash payments for interest	$20,625	$—

Cash payments for income taxes	$—	$15,674

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$5	$58,750

Common stock surrendered as consideration for exercise of stock options	$—	$513,100

Transfer of demonstration equipment	$510,931	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2011 FILED WITH THE SEC)